EXHIBIT 99.1

CONTACT:  Liz Merritt, Rural/Metro Corporation,  (480) 606-3337
          FD Morgen-Walke, Investor Relations
          Jim Byers (investors), (415) 439-4504
          Christopher Katis (media), (415) 439-4515

FOR IMMEDIATE RELEASE

            RURAL/METRO ANNOUNCES NEED TO INCREASE ITS ALLOWANCE FOR
          DISCOUNTS AND DOUBTFUL ACCOUNTS; THIRD-QUARTER RESULTS TO BE
                  RELEASED UPON COMPLETION OF RELATED ANALYSIS

     SCOTTSDALE, ARIZ. (May 14, 2003) - Rural/Metro Corporation (Nasdaq: RURL), a leading national provider of ambulance and fire protection services, announced today that it has identified the need to increase its allowance for Medicare, Medicaid and contractual discounts and doubtful accounts in the range of $35 million to $45 million.

     Jack Brucker, President and Chief Executive Officer said, "We have identified the need to increase the allowance for discounts and doubtful accounts in connection with the ongoing evaluation of the collectibility of our accounts receivable. We are in the process of quantifying the actual amount of the required charge."

     Brucker continued, "We believe that adequate provision was made for revenues recognized for periods subsequent to our fiscal 2000 operational restructuring initiative; however, collections on accounts receivable generated prior to that time (pre-June 2000) have proven to be substantially less than originally anticipated, thereby impacting the adequacy of our current allowance."

     A charge in the range of $35-$45 million will cause the company to be out of compliance with certain covenants contained in its amended bank agreement. Brucker said, "We have an excellent relationship with our lenders and are working on a variety of alternatives to structure an amended credit agreement. We are hopeful that we will resolve this matter expeditiously."

     Brucker continued, "This charge is not expected to have a material impact on our operating cash flows relative to revenues generated after the restructuring, nor does it impact the company's current cash balances. We have generated positive cash flows from operating activities on a year-to-date basis and have made progress in key operating statistics, which is reflected in steady revenue growth, new business awards, renewals from long-standing municipal and commercial customers, and enhanced contract rates.

     The company will file a request with the Securities and Exchange Commission seeking the permitted five-day extension for filing its Form 10-Q for the quarter ended March 31, 2003, and will report its results for the third quarter once the related analysis with respect to its accounts receivable has been completed.
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     Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 26 states and more than 400 communities throughout the United States.

     EXCEPT FOR HISTORICAL INFORMATION HEREIN, THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, THE FINAL RESULTS OF THE ANALYSIS OF THE COMPANY'S ACCOUNTING FOR ITS ACCOUNTS RECEIVABLE; THE COMPANY'S ABILITY TO COLLECT ITS ACCOUNTS RECEIVABLE; COMPETITORS' ACTIONS; LITIGATION MATTERS; AND THE COMPANY'S ABILITY TO SUSTAIN OPERATING CASH FLOW, SECURE NEW CONTRACTS, RETAIN EXISTING CONTRACTS, IMPROVE EARNINGS AND OPERATING MARGINS, FURTHER ENHANCE THE EFFICIENCY OF THE COLLECTION PROCESS, EFFECTIVELY MANAGE COLLATERAL REQUIREMENTS AND COSTS RELATED TO ITS INSURANCE COVERAGE, AND THE OUTCOME OF NEGOTIATIONS ON A WAIVER OF COVENANT COMPLIANCE OR AMENDMENT TO ITS CREDIT FACILITY. ADDITIONAL FACTORS THAT COULD AFFECT THE COMPANY ARE DESCRIBED IN OUR FORM 10-K AS AMENDED FOR THE YEAR ENDED JUNE 30, 2002 UNDER THE CAPTION " RISK FACTORS " IN THE MD&A SECTION, AND OTHER FACTORS AS DESCRIBED FROM TIME TO TIME IN OUR SEC FILINGS. THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ITS FORWARD-LOOKING STATEMENTS.